January 4, 2013

Thomas C. Leonard

19 Dix Street

Winchester, MA 01890

Re: Employment with Dynasil Corporation of America

Dear Tom:

It is with great pleasure that I write to confirm the terms under which you have agreed to become employed with Dynasil Corporation of America (the “Company”). We look forward to your arrival and leadership. The principal terms of your employment are set forth in this letter (“Letter”).

1.	Start Date. Your employment with the Company will begin on January 14, 2013 (the “Start Date”).

2.	Title; Duties. As of February 4, 2013, you will hold the title of Chief Financial Officer of the Company. You will perform such duties as are inherent in such position and such other duties as may be assigned by the Company from time to time. You will be subject to the direction and supervision of the Chief Executive Officer. You agree to serve the Company diligently and faithfully so as to advance the Company’s best interests and agree to not take any action in conflict with the Company’s best interests.

3.	At-Will Employment. At all times, your employment with the Company will be at-will employment which may be terminated by you or the Company at any time, with or without Cause and with or without advance notice. Upon any such termination, except as set forth in Section 5 of this Letter, the Company will have no liability or obligation to make any payment or provide any benefits to you (including, without limitation, any salary or bonus payments or benefits described in Section 4) or to your executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through you, except those required by law. Your at-will employment may be modified only in writing as detailed in a duly-adopted Board resolution.

4.	Compensation; Benefits.

(a)	Base Salary. You will receive a base salary during your employment at rate of $15,416.66 per month (which is equivalent to $185,000 on an annualized basis), payable in accordance with the Company’s usual payment practices and subject to periodic review and, in its sole discretion, adjustment by the Company.

(b)	Annual Bonus. In each fiscal year during your employment beginning with fiscal year 2013, you will be eligible to earn an annual cash performance bonus of up to twenty (20%) percent of your then current Base Salary (“Target Bonus”) under terms and conditions to be determined by the Chief Executive Officer in discussions with you and approved by the Compensation Committee of the Board prior to the start of each fiscal year. The award of any annual bonus will be in the Company’s sole discretion. The annual bonus, if any, will be payable after receipt of the Company's audited financial statements for such fiscal year. As we discussed, the there is no current management bonus plan covering corporate (“core”) employees. Such a plan will be presented to the board over the next several months for the 2013 fiscal year with further clarification at that time.

(c)	Equity. Subject to the approval of the Company’s Board of Directors (“Board”), you will be granted on or near the Start Date a time-vested restricted stock award of 100,000 shares (“Time-Based Grant”) of the Company’s common stock, $0.0005 par value (“Common Stock”). The Time-Based Grant will be made under the Company’s 2010 Stock Incentive Plan at no cost to you though you shall be responsible for payment of taxes on the fair market value of the shares as they vest to you. The Time-Based Grant will vest in accordance with the following schedule:

(i)	25% upon start of employment

(ii)	25% per annum on the employment anniversary date.

Further terms and conditions, if any, to be determined by the Board.

(d)	Benefits. During your employment, you will be eligible to participate in all employee benefit plans and perquisite plans and policies (including fringe benefits, 401(k) plan participation, life, health, dental, accident and short and long term disability insurance) which the Company may, in its sole discretion, make available to its similarly-situated employees, whether such benefits are now in effect or hereafter adopted, subject to the terms and conditions of each such plan or policy. Subject to applicable law, the Company may alter, modify, add to or delete its employee benefit plans and its perquisite plans and policies at any time as it, in its sole judgment, determines to be appropriate, without recourse by you.

(e)	Vacation. You will receive twenty (20) days of paid vacation time per calendar year during your employment (pro-rated for partial years), which will accrue and may be used according to Company policy as in effect from time to time. Notwithstanding the terms of any Company policy to the contrary, your unused vacation time will not carry over from one calendar year to the next.

(f)	Reimbursement for Expenses. You will receive reimbursement from the Company for expenses that you reasonably incur on behalf of the Company in accordance with the Company’s normal policies with respect to expense reimbursements. Notwithstanding the foregoing, it is agreed that the company will allow you use of a company credit card for business purposes and will pay or reimburse your mobile phone. The company will also pay or reimburse your legal fees in connection with this Letter and your taking this position as part of the Company’s recruitment costs.

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(g)	Deductions and Withholdings. Notwithstanding any other provision of this Letter, any payments or benefits from the Company to you will be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions, as the Company reasonably determines it should withhold pursuant to any applicable law or regulation.

5.	Severance.

(a)	Severance Package. If the Company terminates your employment without Cause (as defined in this Section), and provided that you first deliver to the Company an irrevocable separation agreement in a form and of a scope reasonably acceptable to the Company (which will include a general release of claims among other terms) within sixty (60) days of the effective date of your separation, the Company will provide you with a severance payment (the “Severance Payment”) as follows:

(i)	If the separation date occurs between ninety (90) days and eighteen (18) months after the Start Date, a payment in the gross amount of three months of your then-current Base Salary, paid in substantially equal installments over a period of 3 months according to the Company’s regular payroll schedule, beginning 60 days after the separation date; or

(ii)	If the separation date occurs more than 18 months after the Start Date, a payment in the gross amount of six months of your then Base Salary, paid in substantially equal installments over a period of 6 months according to the Company’s regular payroll schedule, beginning 60 days after the separation date.

For purposes of clarity, you will not be eligible for any severance payment if your separation date occurs within 90 days of the Start Date. As an additional condition of the Severance Package, you agree to make yourself reasonably available to answer questions by telephone during the period from the separation date through the end of any period in which you are receiving the Severance Payment.

(b)	Cause Definition.

(i)	For purposes of this Letter, “Cause” means any of the following:

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(A)	You materially breach any duty or obligation owed to the Company, under this Letter or the Dynasil Confidential Information and Invention Assignment Agreement, or the rules and regulations of the Company and such violation, if susceptible to cure in the Company’s reasonable judgment, is not cured to the Company’s reasonable satisfaction within fifteen (15) days after written notice thereof is provided to you;

(B)	You refuse or are unwilling to perform any of the duties assigned by the Company in good faith, after a written request from the Company to do so, and such refusal or unwillingness, if susceptible to cure in the Company’s reasonable judgment, is not cured to the Company’s reasonable satisfaction within fifteen (15) days after written notice thereof is provided to you;

(C)	You are convicted by a court of competent jurisdiction of, or plead guilty or nolo contendere to, any felony or any crime involving moral turpitude;

(D)	You engage in conduct that would tend to bring public disrespect, contempt or ridicule to the Company, as reasonably determined in good faith by the Company) and such conduct, if susceptible to cure in the Company’s reasonable judgment, is not cured to the Company’s reasonable satisfaction within fifteen (15) days after written notice thereof is provided to you; or

(E)	You are repeatedly absent from work (excluding vacations, illnesses, disability leaves, or other leaves of absence approved by the Company) and such absence is not corrected within fifteen (15) days after written notice thereof is provided to you;

6.	Death or Disability. If you die or become totally and permanently disabled during the term of employment, the parties agree that the employment relationship and this Letter will terminate automatically. "Total disability" means your inability, resulting from sickness, disease, injury or physical or mental illness, to perform in all material respects all of the services pertaining to your employment under this Letter, with or without reasonable accommodation. Such total disability will be deemed "permanent" if you have not recovered and returned to render the full services of his employment hereunder within six (6) months of becoming totally disabled. You will not be eligible for any Severance Payment if your employment is terminated under this paragraph.

7.	Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service,” and (B) the date of your death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this subsection (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. For purposes of Code Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

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8.	Confidential Information and Invention Assignment Letter. As a condition of your employment, you will sign, and be bound by, the “Dynasil Confidential Information and Invention Assignment Letter,” a copy of which is enclosed with this Letter.

9.	Return of Company Property. You agree that upon the termination or cessation of your employment with the Company for any reason (whether initiated by you or by the Company), or at any other time upon the Company’s request, you will immediately return to the Company all Company property of any kind then in your possession or under your control, including, without limitation, the originals and all copies of any and all documents, files or records (including computer data, disks, programs, or printouts) that contain any non-public information that in any way relates to the Company, any of its subsidiaries or affiliates, any of their products or services, clients, suppliers or other aspects of any of their business(es) or prospects, all other notes, drawings, lists, memoranda, magnetic disks or tapes, other recording media, reports, files, memoranda, software, credit cards, door and file keys, telephones, PDAs, computers, computer access codes, instructional manuals, and any other physical property that you received, prepared, or helped prepare in connection with your employment. You further agree to not retain any copies, summaries or excerpts of any such property in any format, whether hardcopy, electronic or otherwise. To the extent that you have Company property stored on any home computer(s) or other personal storage device(s), you agree to forward a copy of any such property to a designated Company official and then irretrievably delete all such property from your personal home computer(s) and any other personal electronic device(s) at the same time that you return all tangible property to the Company.

10.	Other Agreements. You hereby represent to the Company that you are not bound by any agreement or any other previous or existing business relationship which conflicts with or prevents the full performance of your duties and obligations to the Company (including your duties and obligations under this Letter or any other agreement with the Company), Therefore, you agree that during your employment and at all times thereafter, you will not improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, or any other person or entity with whom you have an agreement or to whom you owe a duty to keep such information in confidence.

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11.	Notices. Any notice hereunder by either Party to the other will be given in writing by personal delivery, telex, facsimile, overnight courier or certified mail, return receipt requested, addressed, if to the Company, to the attention of the Chief Executive Officer (or such other person as the Company may designate) at Dynasil Corporation of America, 44 Hunt Street, Watertown, MA 02472 or to such other address as the Company may designate in writing at any time or from time to time to you, and if to you, to your most recent address on file with the Company. Notice will be deemed given, if by personal delivery or by overnight courier, on the date of such delivery or, if by telex or facsimile, on the business day following receipt of answer back or facsimile information or, if by certified mail, on the date shown on the applicable return receipt.

12.	Continuing Obligations. Your obligations under Sections 8 through 10 of this Letter, inclusive, will survive any change in your employment status with the Company, by promotion or otherwise, and the termination or cessation of your employment with Company for any reason. The Company’s obligations under this Letter will be binding on successors to the Company.

13.	Severability. If any arbitrator, agency, tribunal or court of competent jurisdiction finds any provision or part of this Letter to be excessively broad, in whole or in part, such provision will be deemed and construed to be reduced to the maximum duration, scope or subject matter allowable under applicable law. If any provision or part of this Letter is declared illegal or unenforceable by any arbitrator, tribunal or court of competent jurisdiction even after the reformation and construction as provided in the previous sentence, then the remainder of this Letter, or the application of such provision or part in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each provision and part of this Letter will be valid and enforceable to the fullest extent permitted by law.

14.	Governing Law. This Letter will be governed by, construed and enforced in accordance with, the laws of Massachusetts, without regard to conflict of laws principles.

15.	Counterparts. This Letter may be executed in any number of counterparts, any one of which will constitute an original of this Letter, provided that this Letter will not become effective until each party has executed at least one counterpart. The parties agree that signatures on separate counterparts may be transferred to a single document upon the request of any party. For the convenience of the parties, facsimile, pdf or other electronic signatures will be accepted as originals.

If the terms of this Agreement are acceptable to you, please sign the enclosed copy of this letter where indicated and return to me. Once again, the Company is grateful for your willingness to undertake these duties and I look forward to working with you.

Sincerely,

/s/ Peter Sulick

Peter Sulick

Interim Chief Executive Officer

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Enclosure

AGREED AND ACCEPTED:

/s/ Thomas C. Leonard

Thomas C. Leonard

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